                                                                  EXHIBIT (C)(3)

                       THE ROBINSON-HUMPHREY COMPANY, LLC


CONFIDENTIAL

May 5, 1999

Mr. Michael Bradley
Vice President
Citicorp Venture Capital, Ltd.
399 Park Avenue
14th Floor
New York, NY 10043

Dear Mr. Bradley:

         In connection with your consideration of a possible transaction with Conso International Corporation (the "Company"), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication provided) which has been or will be furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

         The term "Evaluation Material" shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, as evidenced by written documentation, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, as evidenced by written documentation, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, (iv) is independently developed by you, as evidenced by written documentation, or (v) is disclosed by you to others in accordance with the terms of prior written authorization of the Company.

                            ATLANTA FINANCIAL CENTER
               3333 PEACHTREE ROAD, NE -- ATLANTA, GEORGIA 30328
                                 (404) 358-6000

May 5, 1999
Page 2
----------------

         You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction between the Company and you, that the Evaluation Material will be kept strictly confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent, and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible transaction with the Company, who agree to keep such information confidential and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

         In addition, you agree that you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless in the written opinion of your counsel such disclosure is required by law, and then only with as much prior written notice to the Company as is practical under the circumstances. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity. You also agree (i) not to directly contact the Company without the expressed consent of Robinson-Humphrey or the Company, and (ii) to communicate through Robinson-Humphrey with respect to any additional information needs unless the Company otherwise agrees.

         In the event that you or any of your Representatives are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, in the written opinion of your counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

         If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto.

May 5, 1999
Page 3
----------------

Within ten (10) days after such a decision or request, you will also certify in writing to the Company that all other Evaluation Material prepared by you or your Representatives has been destroyed and that no copy thereof has been retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

         You understand and acknowledge that neither the Company nor any of its Representatives (including without limitation The Robinson-Humphrey Company,
LLC) make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including without limitation The Robinson-Humphrey Company, LLC) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. Only those representations or warranties which are made in a final definitive agreement regarding the transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

         You understand and acknowledge that the Evaluation Material furnished to you and your Representatives may include material nonpublic information about the Company, and that any transactions by you or your Representatives in the securities of the Company while in possession of such material nonpublic information may be unlawful. You therefore agree that, without the prior written approval of the Company, you will not, directly or indirectly, purchase, sell or otherwise trade in any securities of the Company (whether for your own account or for the account of others), or enter into any agreement to do so, or induce or assist any other person or entity in doing so, for a period of one year after the date of this letter agreement, and for so long thereafter as you are in possession of any Evaluation Material hereunder that then constitutes material nonpublic information if trading while in possession of such material nonpublic information without disclosure thereof would then be in violation of applicable federal or state securities laws. You further agree that you will advise each of your Representatives who is given access to Evaluation Material of this restriction, will cause each such Representative to refrain from trading to the same extent as you are bound hereunder, and will be responsible to the Company for any prohibited trading by any such Representative.

         In consideration of the Evaluation Material being furnished to you, and insamuch as during the course of making your evaluation of the Company you may have access to employees of the Company, you agree that, for a period of one year after the date of this letter agreement, you will not, without the prior written consent of the Company, knowingly take any action, or cause or permit any other person or entity controlled by you to take any action, to induce any employee of the Company to leave his or her employment with the Company.

         You agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

May 5, 1999
Page 4
----------------

         The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce all of the terms of this letter agreement) to any person who enters into the transactions contemplated by this letter agreement.

         It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event you breach this letter agreement, you will pay reasonable attorneys' fees incurred by the Company. You further agree to submit to the non-exclusive jurisdiction of the federal or state courts for the judicial district that includes Union, South Carolina in any action brought by the Company to enforce your obligations under this Agreement, and consent to personal jurisdiction and venue in such courts; provided, that nothing herein shall preclude the Company from bringing any such action in any other court having jurisdiction over you.

         This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.

         Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

                              Very truly yours,

                              THE ROBINSON-HUMPHREY COMPANY, LLC

                              /s/ Gordon R. Watt
                              -------------------------------------------------
                              By:    Gordon R. Watt
                                     Senior Vice President
                                     as financial advisor to, and on behalf of
                                     the Company


Accepted and agreed to as of the date first written above:

COMPANY NAME

/s/ Michael Bradley
------------------------------------
By:  Michael Bradley